Exhibit 10.4.1

LANZATECH 2023 LONG-TERM INCENTIVE PLAN

STOCK OPTION AGREEMENT

This Stock Option Agreement (the “Agreement”) between LanzaTech Global, Inc. (the “Company”) and the individual identified below as the “Grantee” evidences the grant of a stock option (the “Option”) under the LanzaTech 2023 Long-Term Incentive Plan (the “Plan”). This Agreement is subject to the terms of the Plan. To the extent that there is a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern. By clicking the applicable acceptance box on the Shareworks platform, or any successor or replacement platform or system thereto (whether or not owned or administered by Solium, Inc.) (“Shareworks”), the Grantee agrees to all of the terms and conditions described in this Agreement and in the Plan.

NOTICE OF GRANT

Name of Grantee (the “Grantee”)
Address
Grant Number
No. of Shares Subject to the Option (“Option Shares”)
Exercise Price per Share (“Exercise Price”)
Grant Date
Vesting Commencement Date
Vesting Schedule

Subject to the Grantee’s Continuous Service through each Vesting Date and otherwise satisfying all of the additional requirements of this Agreement and the Plan, the Option Shares shall vest and become exercisable as follows:

33-1/3% of the Option Shares, rounded down to the closest whole number, shall vest and become exercisable on the first and second anniversaries of the Vesting Commencement Date, and the remaining Option Shares shall become vested and exercisable on the third anniversary of the Vesting Commencement Date (hereinafter referred to collectively as the “Vesting Dates” or individually as the “First Vesting Date,” “Second Vesting Date,” and “Third Vesting Date,” respectively).

Except as provided in Section 4(c) (Treatment of the Option), if the Grantee’s Continuous Service ceases prior to a Vesting Date, the Option Shares that would otherwise vest on such Vesting Date and any subsequent Vesting Date(s) shall be immediately forfeited.

Expiration Date	The day immediately preceding the tenth anniversary of the Grant Date
Type of Option	[Incentive Stock Option / Non-Qualified Stock Option]

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TERMS

1.	Definitions

(a)For purposes of Section 3 of this Agreement, the capitalized terms have the meaning provided below.

(i)“Disability” or “Disabled” means that (A) the Grantee has been determined to be disabled under the Company’s group long term disability plan; or (B) if the Grantee is not eligible for such plan, the Company has determined that the Grantee is continuously unable to perform the material and substantial duties of the Grantee’s regular occupation due to an injury that is the direct result of an accident or sickness that occurs or begins after the Grantee’s first day of service with the Company.

(ii)A “Qualifying Termination” means the involuntary termination of the Grantee’s Continuous Service by the Company (other than for Cause, or due to death or Disability), unless otherwise defined in (A) an agreement signed by the Grantee and the Company or (B) a written policy of the Company, as may be in effect from time to time, applicable to the Grantee as determined in the sole discretion of the administrator of such policy.

(iii)“Retirement” means termination of employment on or after becoming Retirement Eligible.

(iv)The Grantee is “Retirement Eligible” when the Grantee (A) is at least age 60, and (B) the sum of the Grantee’s age and years of Continuous Service is at least 70. For purposes of determining whether a Grantee is Retirement Eligible, the Grantee’s age and years of Continuous Service will be rounded down to the nearest whole integer.

(v)“Vested Months” means the number of whole months that have passed from the Vesting Commencement Date, to the date of termination. For purposes of determining the Vested Months, a Grantee will be credited with a whole month if the Grantee worked at least one day in such month.

(b)Capitalized terms not defined in Section 1(a) or elsewhere in this Agreement have the defined meanings set forth in the Plan.

2.	Grant of Option

Pursuant to the Plan and subject to the terms of this Agreement, the Company grants to the Grantee, as of the Grant Date, the Option to purchase the Option Shares at the Exercise Price.

3.	Type of Option

If designated above as a “Non-Qualified Stock Option,” the Option is not an incentive stock option under Section 422 of the Code (an “ISO”) and shall be treated as a non-qualified stock option. If designated above as an “Incentive Stock Option,” the option is intended to be an ISO; however, to

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the extent that the Option does not satisfy the requirements applicable to ISOs, the Option shall be treated as a non-qualified stock option.

4.	Vesting; Exercise Period; and Termination

(a)Requirement of Vesting. The Option may be exercised before termination or expiration to the extent that the Option has become vested, subject to the terms of this Agreement and the Plan.

(b)Vesting Schedule. The Option shall vest in one or more installments pursuant to the vesting schedule specified on the first page of this Agreement (the “Vesting Schedule”); provided, that the Grantee remains a Service Provider through each applicable Vesting Date, except as provided in Sections 4(c)(ii) (Death), 4(c)(iii) (Disability and Retirement), or 4(c)(iv) (Corporate Transaction).

(c)Treatment of the Option. The Option, if not previously exercised, shall terminate on the Expiration Date, except that, if the Grantee’s Continuous Service terminates while the Option is outstanding, the unvested portion of the Option shall terminate on the date that the Grantee’s Continuous Service terminates except as set forth below (and as otherwise determined by the Administrator), and the vested portion of the Option shall be exercisable as set forth below:

(i)Termination for Cause. If the Grantee ceases to be a Service Provider due to a termination for Cause: (A) the Option shall terminate (whether vested or unvested) immediately upon the date of such termination; and (B) any Shares purchased under the Option will be immediately and automatically forfeited, and the Company will refund to the Grantee the exercise price paid for the Shares, if any, reduced by any gain realized on the Shares.

(ii)Death. If the Grantee ceases to be a Service Provider on account of death, the Option shall immediately become vested and exercisable by the Grantee’s legal representative or any other person who acquired the right to exercise the Option by reason of the Grantee’s death, as applicable, for a period of twelve (12) months from the date of death or until the Expiration Date, if earlier. The Grantee’s Continuous Service shall be deemed to have terminated on account of death if the Grantee dies within three (3) months after the Grantee’s Continuous Service terminates.

(iii)Disability and Retirement. If the Grantee ceases to be a Service Provider on account of Disability or Retirement, a number of Option Shares shall vest and become exercisable equal to the sum of the following:

(A)First Vesting Date Option Shares. If the Grantee’s termination date occurs before the First Vesting Date, the number of Option Shares that would have vested and become exercisable on the First Vesting Date multiplied by a fraction, the numerator of which equals the Vested Months and the denominator of which is twelve; plus

(B)Second Vesting Date Option Shares. If the Grantee’s termination occurs before the Second Vesting Date, the number of Option Shares that would

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have vested and become exercisable on the Second Vesting Date multiplied by a fraction, the numerator of which equals the Vested Months and the denominator of which is twenty-four; plus

(C)Third Vesting Date Option Shares. If the Grantee’s termination occurs before the Third Vesting Date, the number of Option Shares that would have vested and become exercisable on the Third Vesting Date multiplied by a fraction, the numerator of which equals the Vested Months and the denominator of which is thirty-six.

Solely for illustrative purposes: If a Grantee is granted an Option for 300 Shares with a Vesting Commencement Date of January 1, 2023, and the Grantee ceases to be a Service Provider on June 1, 2024 and is Retirement Eligible, 225 Shares will be vested and exercisable as of the Grantee’s Retirement date, determined as follows:

●	100 Shares vested on January 1, 2024.
●	Vested Months = 18.
●	75 of the 100 Shares that would have vested on January 1, 2025. (100 x (18/24) = 100 x 3/4 = 75)
●	50 of the 100 Shares that would have vested on January 1, 2026. (100 x (18/36) = 100 x 1/2 = 50)

If the Grantee’s Continuous Service terminates by reason of the Grantee’s Disability, the Option may be exercised by the Grantee, the Grantee’s legal representative, or the Grantee’s guardian, as applicable, for a period of twelve (12) months from the date of the Grantee’s termination due to Disability or until the Expiration Date, if earlier. If the Grantee’s Continuous Service terminates by reason of the Grantee’s Retirement, the Option may be exercised, to the extent vested pursuant to this Section 4(c)(iii), by the Grantee until the Expiration Date.

(iv)Corporate Transaction. If the Grantee has a Qualifying Termination during the 30-day period prior to or the 24-month period following the closing date of a Corporate Transaction, any Option Shares that are unvested as of the later of (A) the closing date of the Corporate Transaction or (B) the Qualifying Termination, shall become immediately vested and exercisable by the Grantee for a period of twelve (12) months from the date of such termination or until the Expiration Date, if earlier. In addition, the Administrator may take any other action it deems appropriate, as permitted under the Plan.

(v)Other Terminations; Terminations without Cause. If the Grantee ceases to be a Service Provider for any reason other than as described above in clauses (i), (ii), (iii), or (iv), the Option may be exercised, to the extent vested on the date of such termination, by the Grantee for a period of three (3) months from the date of such termination or until the Expiration Date, if earlier.

(d)Incentive Stock Option. If the Option is an Incentive Stock Option, and if the Grantee exercises the Option (or a portion thereof) more than three (3) months following the

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termination of the Grantee’s Continuous Services (or twelve (12) months if termination is due to Disability), then the Option (or portion thereof) will not qualify as an Incentive Stock Option and will be regarded as a Non-Qualified Stock Option.

5.	Exercise of Option

(a)Notice. The Option may be exercised, in whole or in part, only by (i) the Grantee’s completion, execution, and delivery to the Company of a notice of exercise in the form supplied by the Company (which may be electronic); (ii) the payment to the Company, pursuant to the terms of this Agreement, of an amount equal to the Exercise Price multiplied by the number of Option Shares being purchased as specified in the Grantee’s notice of exercise; and (iii) the satisfaction by the Grantee, in a manner acceptable to the Company, of any withholding liability under any state, federal, or other law arising in connection with exercise of the Option. Grantee’s notice of exercise shall be given in the manner specified in Section 11 (Notices) (or such other manner as may be specified by the Administrator) but any exercise of the Option shall be effective only when the items required by this Section 5(a) are actually received by the Company. Notwithstanding anything to the contrary in this Agreement, the Option may be exercised only if compliance with all applicable federal, state, and other securities laws can be effected.

(b)Payment. Payment of the aggregate Exercise Price and any applicable withholding may be made in cash, wire transfer, electronic funds transfer, or by check payable to the order of the Company for an amount in U.S. dollars equal to the aggregate Exercise Price of such Option Shares. Payment may also be made by delivery of Shares held by the Grantee for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes, as determined by the Administrator in its discretion, and having an aggregate Fair Market Value equal to the amount of cash that would otherwise be required to pay the aggregate Exercise Price. Payment may also be made (i) by Cashless Exercise, or (ii) upon approval by the Administrator, through a net exercise arrangement pursuant to which the Company will reduce the number of Shares issuable upon exercise by the largest whole number of Shares with a Fair Market Value that does not exceed the sum of the aggregate Exercise Price and the applicable federal, state, and/or local income and employment taxes required to be withheld by reason of such exercise (“Net Exercise”), each of which payment methods shall be executed pursuant to the procedures established by the Administrator for this purpose. Payment may also be made by combining the above methods, to the extent permitted by the Administrator. To the extent that Shares are used in making full or partial payment of the Exercise Price, each such Share will be valued at the Fair Market Value thereof as of the date of exercise. Any overpayment will be promptly refunded, and any underpayment will be deemed an exercise of such lesser whole number of Shares as the amount paid is sufficient to purchase.

(c)Certificates. Except as otherwise provided in the Plan, upon any exercise of the Option by the Grantee or as soon thereafter as is practicable, the Company shall issue and deliver to the Grantee a certificate or certificates evidencing such number of Shares as the Grantee has then elected to purchase. Such certificate or certificates shall be registered in the name of the Grantee and shall bear such legends as the Company deems appropriate.

(d)Withholding. The Company (and/or the Grantee’s local employer) shall, in its discretion, have the right to deduct or withhold from payments of any kind otherwise due to the

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Grantee, or require the Grantee to remit to the Company (and to the Grantee’s local employer), an amount sufficient to satisfy taxes imposed under the laws of any country, state, province, city, or other jurisdiction, including but not limited to income taxes, capital gain taxes, transfer taxes, and social security contributions that are required by law to be withheld with respect to the Plan, exercise of the Option, payment of Shares (or, if applicable under an Exhibit, payment of cash) under this Agreement, the sale of Shares acquired hereunder, and/or the payment of dividends on Shares acquired hereunder, as applicable. A sufficient number of the Shares resulting from payout of this Option at exercise may, in the Company’s discretion, be retained by the Company to satisfy any tax-withholding obligation.

Notwithstanding anything to the contrary in the Plan or the Agreement, if the Grantee is subject to Section 16 of the Exchange Act (pursuant to Rule 16a-2 promulgated thereunder), at the time that all or any portion of the Option becomes subject to tax of any kind (including, but not limited to, federal, state, local, or non-U.S. income or employment tax), then the Company shall satisfy the Grantee’s withholding obligation through the Net Exercise procedure described in Section 5(b) (Payment).

6.	Restrictions on Transfer of Option

The Option and the rights and privileges conferred hereby shall not be transferred, assigned, pledged, or otherwise encumbered in any way (whether by operation of law or otherwise), other than by will or by the laws of descent and distribution. The Option shall be exercisable only by the Grantee during the Grantee’s lifetime. For this purpose, any reference to the Grantee shall (when applicable) be deemed to be and include references to the Grantee’s estate, executors or administrators, personal or legal representatives, and transferees (direct or indirect). Any person to whom the Option is transferred in accordance with this Agreement shall be bound by all provisions of the Plan and this Agreement. Upon any attempt to transfer, assign, pledge, or otherwise encumber the Option or any right or privilege conferred hereby contrary to the provisions hereof, the Option and the rights and privileges conferred hereby shall immediately become null and void.

7.	Adjustments

The number of Option Shares as to which the Option has not been exercised, the Exercise Price, and the type of stock or other consideration to be received on exercise of the Option shall be subject to such adjustment, pursuant to the Plan, in the manner determined to be appropriate by the Administrator, in its sole discretion. Any adjustment determined to be appropriate by the Administrator shall be conclusive and shall be binding on the Grantee.

8.	Rights Prior to Exercise

The Grantee will have no rights as a shareholder with respect to the Option Shares unless and until the Shares are issued to the Grantee pursuant to the exercise of the Option.

9.	Forfeiture of Gain

In addition to Section 4(c)(i) (Termination for Cause), the Grantee shall be required to forfeit to the Company any gain realized on account of the Option or Shares issued upon exercise thereof in

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the event the Grantee takes any action in violation or breach of, or in conflict with: this Agreement; any recoupment, clawback, and/or other forfeiture policy maintained by the Company from time to time; any employment agreement; any non-competition agreement; any agreement prohibiting solicitation of employees or clients of the Company or any of its affiliates; or any confidentiality obligation with respect to the Company or any of its affiliates or otherwise in competition with the Company or any of its affiliates.

The Grantee agrees that the Company may undertake such forfeiture without obtaining additional consent or approval from the Grantee. To the extent necessary to carry out the forfeiture under this Section 9 (Forfeiture of Gain), the Grantee hereby irrevocably appoints the Company as the Grantee’s true and lawful agent and attorney-in-fact, with the power to act alone and with full power of substitution, to execute and file any instruments or other documentation and to do all other lawfully permitted acts required to effectuate the forfeiture. The foregoing power of attorney is irrevocable and coupled with an interest and shall not be affected by the Grantee’s subsequent incapacity or death.

10.	No Guarantee of Continuing Service

Neither the grant of this Option evidenced by this Agreement nor any term or provision of this Agreement or the Plan shall constitute or be evidence of any understanding, express or implied, on the part of the Company or any Subsidiary or Parent to employ or retain the Grantee for any period.

11.	Notices

All notices, requests, consents, and other communications shall be in writing and be deemed given (a) when delivered personally; (b) when sent by email, by facsimile transmission, or other electronic means (as described in Section 12 (Electronic Delivery)); or (c) when received, if mailed by first class registered or certified mail, postage prepaid. Notices to the Company or the Grantee shall be sent to the addresses, facsimile numbers, or email addresses listed on the Shareworks platform (or any successor replacement platform or system thereto), as applicable, or to such other address, facsimile number, or email address as such party may designate by a notice delivered to the other party hereto, including through the Shareworks platform.

12.	Electronic Delivery

The Company may, in its sole discretion, decide to deliver any documents related to the Company, the Plan, this Option, or current or future participation in the Plan, and any other documents that the Company is required to deliver to its security holders (including, without limitation, disclosures that may be required by the Securities and Exchange Commission), by email or by other electronic means. The Grantee hereby consents to (a) conduct business electronically, (b) receive such documents and notices by such electronic delivery, and (c) sign documents electronically; and the Grantee hereby agrees to participate in the Plan through an online or electronic capitalization administration platform established and maintained by the Company or a third party designated by the Company.

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Employee Stock Option Agreement

13.	Data Privacy

The Grantee acknowledges and agrees that the Company and its affiliates will process and retain certain personal data for the purposes of (a) calculating Awards, (b) monitoring Award terms and conditions, and (c) otherwise administering the Plan and Awards made under it. Such personal data may include, among other things, the Grantee’s address, email address, social security number, pay data, job title, and employment dates. The Grantee consents to such processing, and to the sharing of such personal data with the Company, its affiliates, its agents, its advisers, its regulators, and tax authorities, wherever appropriate.

14.	Entire Agreement; Amendment; Enforcement of Rights

(a)This Agreement, together with the Plan and the attached Exhibits, sets forth the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, discussions, representations, and warranties, both written and oral, between the parties hereto, including any representations made during any interviews or relocation negotiations, with respect to such subject matter.

(b)The Administrator may amend, modify, or terminate the Agreement at any time and for any reason. The Grantee’s consent to such action shall be required, except as permitted or contemplated under the Plan. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

15.	Successors and Assigns

The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of the Grantee under this Agreement may be assigned only with the prior written consent of the Company.

16.	Severability

If any provision of the Agreement is, becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to the Grantee, such provision shall be construed or deemed amended to conform with applicable law, or if the provision cannot be so construed or deemed amended without, in the sole discretion of the Administrator, materially altering the intent of the Agreement, such provision shall be severed as to the jurisdiction or the Grantee and the remainder of the Agreement shall remain in full force and effect.

17.	Governing Law

The validity and construction of the Plan and the Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of any provision of the Plan or the Agreement to the substantive law of another jurisdiction.

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Employee Stock Option Agreement

18.	Compliance with Law

The granting of the Option, the exercise of the Option and related issuance of Shares, disposition of the Shares, and any other obligations of the Company under this Agreement, shall be subject to all applicable federal, provincial, state, local, and foreign laws, rules, and regulations and to such approvals by any regulatory or governmental agency as may be required. The Administrator shall have the right to impose such restrictions on the Option and related Shares as it deems reasonably necessary or advisable under applicable federal securities laws and/or the rules and regulations of any stock exchange or market upon which the Shares are then listed or traded. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any Shares (or, if applicable under an Exhibit, make any cash payment) pursuant to this Agreement if the issuance thereof would result in a violation of any law. It is expressly understood that the Administrator is authorized to administer, construe, and make all determinations necessary or appropriate for the administration of the Plan, subject to the terms of this Agreement, all of which shall be binding upon the Grantee. The Grantee agrees to take all steps the Administrator determines are reasonably necessary to comply with all applicable provisions of federal, provincial, state, local, and foreign securities law in exercising the Grantee’s rights under this Agreement.

19.	Section 409A of the Internal Revenue Code

The Option and this Agreement shall be interpreted to be exempt from the requirements of Code section 409A (“Section 409A”) pursuant to Treas. Reg. § 1.409A-1(b)(5)(i) and Treas. Reg. § 1.409A-1(b)(5)(ii). Any action that may be taken (and, to the extent possible, any action actually taken) by the Administrator or the Company shall not be taken (or shall be void and without effect), if such action violates the requirements of Section 409A. If the failure to take an action under this Agreement would violate Section 409A, then to the extent it is possible thereby to avoid a violation of Section 409A, the rights and effects under this Agreement shall be altered to avoid such violation. Any provision in this Agreement that is determined to violate the requirements of Section 409A shall be void and without effect. In addition, any provision that is required to appear in this Agreement to satisfy the requirements of Section 409A, but that is not expressly set forth, shall be deemed to be set forth herein, and the Agreement shall be administered in all respects as if such provision were expressly set forth.

Notwithstanding the foregoing, nothing in this Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from the Grantee to the Company or to any other individual or entity.

20.	Disqualifying Dispositions

If the Option is an Incentive Stock Option, and if the Grantee makes a “disposition” (as defined in Section 424 of the Code) of all or any portion of the Shares acquired upon exercise of the Option within two (2) years from the Grant Date or within one (1) year after issuance of the Shares acquired upon exercise of the Option, then the Grantee shall immediately notify the Company in writing as to the occurrence of, and the price realized upon, such disposition. The Grantee agrees that the Grantee may be subject to income tax withholding by the Company on the compensation income recognized by the Grantee.

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Employee Stock Option Agreement

21.	Non-U.S. Grantees

Notwithstanding the provisions in this Agreement, if the Grantee resides and/or works outside the United States, this Option shall be subject to the special terms and conditions set forth in Exhibit A. Moreover, if the Grantee relocates to one of the jurisdictions included in such Exhibit, the special terms and conditions for such jurisdiction will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.

22.	Acceptance of Option

In consideration for the Option and by accepting this Agreement, the Grantee agrees and acknowledges that:

(a)The Option and any future awards under the Plan are entirely voluntary, and at the complete discretion of the Company. Neither the Option, nor any future awards by the Company, shall be deemed to create any obligation to grant any other awards, whether or not such a reservation is explicitly stated at the time of any such award.

(b)Subject to the terms of the Plan, the Board may at any time and from time to time, alter, amend, suspend, or terminate the Plan, in whole or in part; provided, that no suspension or termination of the Plan shall materially adversely affect any rights under the Option if the Option is outstanding at the time of such suspension or termination.

(c)The Grantee acknowledges and agrees that the Grantee has no right to receive any equity compensation following the Grant Date other than as set forth in this Agreement or otherwise approved by the Board on or before the Grant Date, and that the Option is granted in full satisfaction of the Grantee’s right, if any, to an equity award under any offer letter, transition letter, or similar letter; agreement; or communication from the Company or any Subsidiary or Parent.

(d)The Plan shall not be deemed to constitute, and shall not be construed by the Grantee to constitute part of the terms and conditions of employment. The value of the Option is not part of the Grantee’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance, or similar employee benefit. Neither the Company, the Grantee’s local employer, nor any member of the Board or of the Administrator shall have any liability of any kind to the Grantee for any action taken or not taken in good faith under the Plan; for any change, amendment, or cancellation of the Plan or this Option; or for the failure of this Option to realize intended tax consequences or to comply with any other law, compliance with which is not required on the part of the Company.

(e)The Grantee acknowledges receipt of a copy of the Plan and represents that the Grantee is familiar with the terms and provisions thereof (and has had an opportunity to consult counsel regarding the Option terms, including the power of attorney in Section 9 (Forfeiture of Gain)), and hereby accepts the Option and agrees to be bound by its contractual terms as set forth herein and in the Plan.

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Employee Stock Option Agreement

(f)The Grantee understands that the Grantee may suffer adverse tax consequences as a result of the Grantee’s purchase or disposition of the Shares issued pursuant to the exercise of the Option. The Grantee represents that the Grantee has consulted any tax, legal, or financial consultants the Grantee deems advisable in connection with the Grantee’s participation in the Plan; the entering into of this Agreement; and the purchase or disposition of the Shares issued pursuant to the exercise of the Option and that the Grantee is not relying on the Company for, and the Company has not provided the Grantee with, any tax, legal, or financial advice. The Company is not making any recommendation to the Grantee regarding the Grantee’s participation in the Plan.

(g)The Grantee understands that the Option is subject to the Company’s insider trading policy, and such related restrictions, terms and conditions, or other policies as may be established by the Administrator from time to time.

(h)By clicking the applicable acceptance box on the Shareworks platform, the Grantee acknowledges receipt of this Agreement and agrees to its terms and conditions.

***

Enclosures:

Exhibit A – Terms and Conditions for Non-U.S. Grantees

Appendix – [E.U./U.K.] Staff Data Privacy Notice1

[1]	Note to Form: To include for E.U. or U.K. participants, as applicable.

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Employee Stock Option Agreement

EXHIBIT A

TERMS AND CONDITIONS FOR NON-U.S. GRANTEES

This Exhibit A includes special terms and conditions that supplement the terms and conditions in the Agreement for any Grantee who resides and/or works outside of the United States. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement (of which this Exhibit A is a part) and the Plan. The information is general in nature and may not apply to the Grantee’s particular situation, and the Company is not in a position to assure the Grantee of any particular result. Accordingly, the Grantee should seek appropriate professional advice as to how the relevant laws in the Grantee’s country apply to the Grantee’s specific situation.

ALL COUNTRIES OUTSIDE THE UNITED STATES

1.

Tax Withholding. As a condition to the exercise of the Option, the Grantee agrees to make adequate provision for all income tax, social insurance, social contribution, payroll tax, fringe benefits tax, payment on account, or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”). The Grantee acknowledges that, regardless of any action taken by the Company or, if different, any affiliate of the Company to whom the Grantee is rendering services (the “Service Recipient”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Service Recipient. The Grantee further acknowledges that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting, or exercise of the Option; the subsequent sale of Shares acquired pursuant to such exercise; and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee is subject to Tax-Related Items in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. Prior to the relevant taxable or tax withholding event, as applicable, the Grantee agrees to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Company and/or the Service Recipient, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by (to the maximum extent permitted by applicable law): (i) requiring a cash payment paid by the Grantee; (ii) withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or any affiliate of the Company; (iii) withholding from proceeds of the sale of Shares acquired at exercise of the Option either through a broker-assisted cashless exercise (provided that a public market for the Common Stock exists) or other voluntary sale, mandatory sale, or other cashless exercise method arranged by the Company (in each case on the Grantee’s behalf pursuant to this authorization and without further consent); and/or (iv) withholding from the Shares to be issued upon exercise. Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Grantee will receive a refund of any over-withheld amount in cash and will have no entitlement to the

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Employee Stock Option Agreement – Exhibit A

Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding Shares, for tax purposes, the Grantee is deemed to have been issued the full number of Shares subject to the exercised Option, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items. Finally, the Grantee agrees to pay to the Company and/or the Service Recipient any amount of Tax-Related Items that the Company and/or the Service Recipient may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items.

2.

Not a Public Offering. The grant of the Option is not intended to be a public offering of securities in the Grantee’s country of employment or service (or country of residence, if different). The Company has not submitted any registration statement, prospectus, or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Option is not subject to the supervision of the local securities authorities.

3.

No Advice Regarding Grant. No employee of the Company or any of its affiliates is permitted to advise the Grantee on whether the Grantee should acquire Shares by exercising the Option under the Plan. Investment in Shares involves a degree of risk. Before deciding to acquire Shares by exercising the Option, the Grantee should carefully consider all risk factors relevant to the acquisition of Shares under the Plan and carefully review all of the materials related to the Option and the Plan. The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan, or the Grantee’s acquisition or sale of the underlying Shares. The Grantee is hereby advised to consult with the Grantee’s own personal tax, legal, and financial advisors regarding the Grantee’s participation in the Plan before taking any action related to the Plan.

4.

Language. If the Grantee has received this Agreement, or any other document related to this Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

5.

Termination of Service. For purposes of the Option, the Grantee’s service will be considered terminated as of the earlier of (i) the date the Grantee receives notice of termination from the Company or employer or (ii) the date the Grantee is no longer actively providing services to the Company or one of its affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is engaged or the terms of the Grantee’s service agreement, if any) and, unless otherwise expressly provided in the Agreement or determined by the Company, the Grantee’s right to vest in the Option under the Agreement, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Grantee’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws or other laws in the jurisdiction where the Grantee is engaged or the terms of the Grantee’s service agreement, if any). The Company shall have the exclusive discretion to determine when the Grantee is no longer actively providing services for purposes of the Option (including whether the Grantee may still be considered to be providing services while on an approved leave of absence). Notwithstanding the foregoing, if applicable employment

LanzaTech 2023 Long-Term Incentive Plan	2
Employee Stock Option Agreement – Exhibit A

standards legislation explicitly requires continued vesting during a statutory notice period, the Grantee’s right to vest in the Option under the Agreement, if any, will terminate effective as of the last day of the Grantee’s minimum statutory notice period.

6.

Imposition of Additional Requirements; Repatriation; Compliance with Law. The grant of the Option and the issuance and delivery of Shares are subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies or securities exchange as may be required. Notwithstanding any provision of the Agreement or the Plan, the Company has no liability to deliver any Shares under the Plan or make any payment unless such delivery or payment would comply with all laws and the applicable requirements of any governmental agency, securities exchange, or similar entity, and unless and until the Grantee has taken all actions required by the Company in connection with the Option. The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on the Option, and on the Shares acquired upon the exercise of the Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. The Grantee agrees to repatriate all payments attributable to the Shares and/or cash acquired under the Plan in accordance with applicable foreign exchange rules and regulations in the Grantee’s country of employment or service (and country of residence, if different). In addition, the Grantee agrees to take any and all actions, and consents to any and all actions taken by the Company and any of its affiliates, as may be required to allow the Company and any of its affiliates to comply with local laws, rules, and/or regulations in the Grantee’s country of employment or service (and country of residence, if different). Finally, the Grantee agrees to take any and all actions as may be required to comply with the Grantee’s personal obligations under local laws, rules, and/or regulations in the Grantee’s country of employment or service (and country of residence, if different). Neither the Company nor any of its affiliates shall be liable for any costs, fines, or penalties resulting from the Grantee’s failure to comply with such personal obligations.

7.

Foreign Asset and Account Reporting. The Grantee’s country of employment or service (and country of residence, if different) may have certain exchange control and/or foreign asset/account reporting requirements which may affect the Grantee’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds resulting from the sale of Shares) in a brokerage or bank account outside of the Grantee’s country. The Grantee may be required to report such accounts, assets, or transactions to the tax or other authorities in the Grantee’s country. The Grantee acknowledges that it is the Grantee’s responsibility to comply with any applicable regulations, and that the Grantee should speak to the Grantee’s personal advisor on this matter.

8.	Acknowledgements. In accepting the Option, in addition to the provisions of Section 22 (Acceptance of Option) of the Agreement, the Grantee acknowledges and agrees that:
a.	the future value of the Shares underlying the Option is unknown, indeterminable, and cannot be predicted with certainty;
b.	if the Shares underlying the Option do not increase in value, the Option will have no value;

LanzaTech 2023 Long-Term Incentive Plan	3
Employee Stock Option Agreement – Exhibit A

c.	if the Grantee exercises the Option and acquires the underlying Shares, the value of such Shares may increase or decrease in value, even below the exercise price;
d.

no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of the Grantee’s employment or service (for any reason whatsoever and whether or not in breach of applicable laws or later found invalid) and, in consideration of the Option, the Grantee agrees not to institute any claim against the Company or any affiliate thereof;

e.

the Option and the benefits evidenced by the Agreement do not create any entitlement not otherwise specifically provided for in the Plan or provided by the Company in its discretion, to have the Option or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out, or substituted for, in connection with any corporate transaction affecting the Common Stock; and

f.

neither the Company nor any of its affiliates shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the U.S. dollar that may affect the value of the Option or any amounts due to the Grantee pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise of the Option. To the extent the Company determines that a currency exchange or conversion is necessary in connection with the exercise of the Option or any other matter, such exchange shall be calculated and determined by the Company in its sole discretion, and the Company’s determination shall be final and binding.

ALL COUNTRIES IN THE EUROPEAN UNION

The Grantee understands and acknowledges that the Company shall collect, use, and transfer the Grantee’s personal information for the purpose of implementing the Agreement and administering the Grantee’s participation in the Plan in accordance with the E.U. Staff Data Privacy Notice, a copy of which has been appended to the Agreement, if applicable to the Grantee.

AUSTRALIA

1.

Securities Law Information. The offer of the Option is intended to comply with the provisions of the Corporations Act 2001, Australian Securities and Investments Commission (“ASIC”) Regulatory Guide 49 and/or ASIC Class Order CO 14/1000. If the Grantee acquires Shares under the Plan and offers such Shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. The Grantee should obtain legal advice on disclosure obligations prior to making any such offer.

2.

Breach of Law. Notwithstanding anything to the contrary in the Agreement or the Plan, the Grantee will not be entitled to, and shall not claim any benefit (including without limitation a legal right) under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth), any other provision of that Act, or any other applicable statute, rule, or regulation which limits or restricts the giving of such benefits.

3.	Tax Information. The Plan is a program to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to the conditions in such Act).

LanzaTech 2023 Long-Term Incentive Plan	4
Employee Stock Option Agreement – Exhibit A

BELGIUM

No specific provisions.

CANADA

1.

Data Privacy. The Grantee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Grantee further authorizes the Company and any of its affiliates and the Administrator of the Plan to disclose and discuss the Plan with their advisors. The Grantee further authorizes the Company and any of its affiliates to record such information and to keep such information in the Grantee’s employee file.

2.

English Language Consent - Quebec. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices, and legal proceedings entered into, given, or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir expressement souhaité que la convention (le « Agreement »), ainsi que tous les documents, avis et procédures judiciaries, éxecutés, donnés ou intentés en vertu de, ou lié, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

FRANCE

1.	Option Not French-Qualified. The Option is not granted under the French specific regime provided by Articles L.225-177-1 and seq. of the French Commercial Code, as amended.
2.

English Language Consent. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices, and legal proceedings entered into, given, or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir expressement souhaité que la convention (le « Agreement »), ainsi que tous les documents, avis et procédures judiciaries, éxecutés, donnés ou intentés en vertu de, ou lié, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

INDIA

No specific provisions.

JAPAN

No specific provisions.

LanzaTech 2023 Long-Term Incentive Plan	5
Employee Stock Option Agreement – Exhibit A

NEW ZEALAND

1.	Securities Law Information.

Warning

This is an offer of the Option which, upon exercise and settlement in accordance with the terms of the Plan and the Agreement, will be converted into Shares. Shares give the Grantee a stake in the ownership of LanzaTech Global, Inc. The Grantee may receive a return if dividends are paid.

If LanzaTech Global, Inc. runs into financial difficulties and is wound up, the Grantee will be paid only after all creditors and holders of preference shares have been paid. The Grantee may lose some or all of his or her investment.

New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors make an informed decision.

The usual rules do not apply to this offer because it is made under an employee share purchase scheme. As a result, the Grantee may not be given all the information usually required. The Grantee will also have fewer other legal protections for this investment.

The Grantee should ask questions, read all documents carefully, and seek independent financial advice before committing.

Prior to the exercise and settlement of the Option, the Grantee will not have any rights of ownership (e.g., voting or dividend rights) with respect to the underlying Shares.

No interest in the Option may be transferred (legally or beneficially), assigned, mortgaged, charged, or encumbered.

LanzaTech Global, Inc. intends to quote the Shares underlying the Option on The Nasdaq Stock Market LLC. This means that if the Grantee acquires Shares under the Plan, the Grantee may be able to sell them on The Nasdaq Stock Market LLC if there are interested buyers. The Grantee may get less than the Grantee invested. The price will depend on the demand for the Shares.

The Grantee also is hereby notified that the documents listed below are (or will be) available for review on sites at the web addresses listed below:

1.	LanzaTech Global, Inc.’s most recent published financial statements (Form 10-Q, 10-K, 8-K, or S-4, as applicable) and the auditor’s report on those financial statements: [INSERT LINK]
2.	LanzaTech 2023 Long-Term Incentive Plan: [INSERT LINK]

LanzaTech 2023 Long-Term Incentive Plan	6
Employee Stock Option Agreement – Exhibit A

A copy of the above documents will be sent to the Grantee free of charge on written request being mailed to:

Carl Wolf

8045 Lamon Ave.

Suite 400

Skokie, IL 60077

UNITED KINGDOM

1.

Data Privacy. The Grantee understands and acknowledges that the Company shall collect, use, and transfer the Grantee’s personal information for the purpose of implementing the Agreement and administering the Grantee’s participation in the Plan in accordance with the U.K. Staff Data Privacy Notice, a copy of which has been appended to the Agreement, if applicable to the Grantee.

2.	National Insurance Contributions. The Company may require, as a condition of the exercise of the Option, that the Grantee shall, to the extent applicable:
a.	agree to reimburse the Company in whole or in part for any employer’s secondary national insurance contributions arising on the exercise of the Option; or
b.

enter into an election with the Company to assume in whole or part the liability for any secondary Class 1 national insurance contributions, payable on the exercise of the Option, including an election under paragraph 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992; or

c.

agree to pay the employer’s national insurance contributions, social security contributions, and other levies and taxes arising on the exercise of the Option to the extent permitted by law, in any other jurisdiction.

3.

Section 431 Election. The Grantee agrees that, if requested to do so by the Company, the Grantee shall immediately upon the exercise of the Option enter into an irrevocable joint election with the Company pursuant to section 431 of the U.K. Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) in a form specified by the Company that, for the relevant tax purposes, the market value of the Share acquired is to be calculated as if the Share were not restricted securities (as defined in section 423 of ITEPA) and sections 425 to 430 of ITEPA shall not apply to such Shares.

4.

Outstanding Amounts. If the Grantee fails to make payment to the Company in accordance with the “Tax Withholding” paragraph under the “All Countries Outside the United States” section of this Exhibit A immediately upon request, the Grantee shall be liable to make good any amount outstanding on demand.

LanzaTech 2023 Long-Term Incentive Plan	7
Employee Stock Option Agreement – Exhibit A